Constituee suivant acte recu par Maltre Martine SCHAEFFER, notaire de residence a
Luxembourg, en date du 4 mai 2007, publie au Memorial Recueil des Societes et Associations C numero 1414 du 7 juillet 2007.

Les statuts ont ete modifies en dernier lieu suivant acte recu par Maitre Henri HELLINCKX, notaire de residence a Luxembourg, en date du 19 fevrier 2014, non encore publie au Memorial
Recueil des Societes et Associations.

STATUTS COORDONNES
Au 19 fevrier 2014

I. Name - Registered office - Object - Duration
Art. 1. Name. There is formed a private limited liability company (societe a responsabilite limitee) under the name "BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) Ill S.a r.1."
(hereafter the Company), which will be governed by the laws of Luxembourg, in particular by the law dated 10th August, 1915, on commercial companies, as amended (hereafter the Law), as well as by the present articles of association (hereafter the Articles).
Art. 2. Registered office.
2.1.    The registered office of the Company is established in the Municipality of Schuttrange, Grand Duchy of Luxembourg. It may be transferred within the boundaries of the municipality by a resolution of the board of managers of the Company. The registered office may further be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of the single shareholder or the general meeting of shareholders adopted in the manner required for the amendment of the Articles.
2.2.    Branches, subsidiaries or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of managers of the Company. Where the board of managers of the Company determines that extraordinary political or military developments or events have occurred or are imminent and that these developments or events would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances. Such temporary measures shall have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.
Art. 3. Object.
3.1    The corporate object of the Company is (i) the acquisition, holding and disposal, in any form, by any means, whether directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and foreign companies, (ii) the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or in any other manner of stock, bonds, debentures, notes and other securities or financial instruments of any kind (including notes or parts or units issued by Luxembourg or foreign mutual funds or similar undertakings) and receivables, claims or loans or other credit facilities and agreements or contracts relating thereto, and (iii) the ownership, administration, development and management of a portfolio of assets (including, among other things, the assets referred to in (i) and (ii) above).
3.2    The Company may carry out all transactions (i) in direct or indirect connection with the object of the Company or which may be useful to carry out its object and (ii) pertaining directly or indirectly to the acquisition of participations in any enterprise or company in any form whatsoever, and the administration, management, control and development of those participations.
3.3. The Company may borrow in any form except by way of public offer. It may issue, by way of private placement only, notes, bonds and debentures and any kind of debt and/or equity securities. The Company may lend funds including, without limitation, the proceeds of any borrowings and/or issues of debt or equity securities to its subsidiaries, affiliated companies and/or any other companies. The Company may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over all or over some of its assets to guarantee its own obligations and undertakings and/or obligations and undertakings of any other company, and, generally, for its own benefit and/or the benefit of any other company or person.
3.4 The Company may carry out in Luxembourg and/or abroad any transaction and make any investment which it considers necessary or useful to fulfil or develop its object, permitted to Luxembourg companies under the Law.
Art. 4. Duration.
4.1. The Company is formed for an unlimited period of time.

4.2 The Company shall not be dissolved by reason of death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or several of the shareholders.

II. Capital - Shares

Art. 5. Capital.

5.1.    The subscribed share capital is set at five hundred forty-six million six hundred twenty seven thousand five hundred ninety-four United States dollars (USD 546,627,594), represented by five hundred forty-six million six hundred twenty-seven thousand five hundred ninety-four (546,627,594) shares having a par value of one United States Dollar (USD 1) per share each.
5.2.    The share capital of the Company may be increased or reduced at any time by a resolution of the single shareholder or, as the case may be, by the general meeting of shareholders, adopted in the manner required for the amendment of the Articles.
Art. 6. Shares.
6.1.    Each share entitles the holder to a fraction of the corporate assets and profits of the Company in direct proportion to the number of shares in existence.
6.2.    The Company will regard the shares as indivisible, with only one owner permitted per share. Joint co-owners have to appoint a sole person as their representative in dealings with the Company.
6.3.    Shares are freely transferable among shareholders or, if there is no more than one shareholder, to third parties.
If the Company has more than one shareholder, the transfer of shares to non- shareholders is subject to the prior approval of the general meeting of shareholders representing at least three quarters of the share capital of the Company.
A share transfer will only be binding upon the Company or third parties following a notification to, or acceptance by, the Company in accordance with article 1690 of the civil code.
For all other matters, reference is being made to articles 189 and 190 of the Law.
6.4.    A shareholders' register will be kept at the registered office of the Company in accordance with the provisions of the Law and may be examined by each shareholder who so requests.

6.5.	The Company may redeem its own shares within the limits set forth by the Law.
Ill. Management - Representation
Art. 7. Board of managers.
7.1.    The Company is managed by a board of managers composed of at least one A manager and at least one B manager. The managers are appointed and designated as A manager or B manager by a resolution of the shareholders which sets the term of their office. The manager(s) need not to be shareholder(s).
7.2.    The managers may be dismissed at any time ad nutum (without any reason). Art. 8. Powers of the board of managers.
8.1.    All powers not expressly reserved by the Law or the present Articles to the general meeting of shareholders fall within the competence of the board of managers, which shall have all powers to carry out and approve all acts and operations consistent with the Company's object.
8.2.    Special and limited powers may be delegated for determined matters to one or more agents, either shareholders or not, by the board of managers of the Company.
Art. 9. Procedure.

9.1.    The board of managers shall meet as often as the Company's interests so require or upon request of any manager at the place indicated in the convening notice.
9.2.    Written notice of any meeting of the board of managers shall be given to all managers at least 24 (twenty-four) hours in advance of the date set for such meeting, except in case of emergency, in which case the nature of such circumstances shall be set forth in the convening notice of the meeting of the board of managers.
9.3.    No such convening notice is required if all the members of the board of managers of the Company are present or represented at the meeting and if each states it has been duly informed of the meeting, and has full knowledge of the agenda of the meeting. The notice may be waived by the consent in writing, whether in original, by telegram, telex, facsimile or e-mail, of each member of the board of managers of the Company.
9.4.    Any manager may act at any meeting of the board of managers by appointing in writing another manager as his proxy.
9.5.    The board of managers can validly deliberate and act only if a majority of its members is present or represented, including at least one A manager and one B manager. A resolution of the board of managers is validly passed by a majority of the votes cast provided that at least one A manager and one B manager approves the resolution. The resolutions of the board of managers will be recorded in minutes signed by all the managers present or represented at the meeting. A copy will be sent to any manager not present.
9.6.    Any manager may participate in any meeting of the board of managers by telephone or video conference call or by any other similar means of communication allowing all the persons taking part in the meeting to hear and speak to each other. The participation in a meeting by these means is deemed equivalent to a participation in person at such meeting.
9.7.    In cases of urgency, circular resolutions signed by all the managers shall be valid and binding in the same manner as if passed at a meeting duly convened and held. Such signatures may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter or facsimile.
Art. 10. Representation. The Company will be bound in all circumstances by the joint signatures of two managers of the Company, one of whom must be an A manager and one a B manager, or, as the case may be, by the joint or single signatures of any persons to whom such signatory power has been validly delegated in accordance with article 8.2. of these Articles.
Art. 11. Liability of the managers. The managers assume, by reason of their mandate, no personal liability in relation to any commitment validly made by them in the name of the Company, provided such commitment is in compliance with these Articles as well as the applicable provisions of the Law.
IV. General meetings of shareholders
Art. 12. Powers and voting rights.
12.1. The single shareholder assumes all powers conferred by the Law to the general meeting of · shareholders.
12.2. Each shareholder has voting rights commensurate to its shareholding.
12.3. Each shareholder may appoint any person or entity as his attorney pursuant to a written proxy given by letter, telegram, telex, facsimile or e-mail, to represent him at the general meetings of shareholders.
Art. 13. Form - Quorum - Majority.
13.1.    If there are not more than twenty-five shareholders, the decisions of the shareholders may be passed by circular resolution, the text of which shall be sent to all the shareholders in writing, whether in original or by telegram, telex, facsimile or e-mail. The shareholders shall cast their vote by signing the circular resolution. The signatures of the shareholders may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter or facsimile.
13.2.    Resolutions are only validly passed if (subject to 13.3) they are adopted by shareholders owning more than half of the share capital.

13.3.    However, resolutions to alter the Articles or lo dissolve and liquidate the Company may only be passed by a majority of the shareholders owning at least three quarters of the Company's share capital.
V.Annual accounts - Allocation of profits Art. 14. Accounting Year.
14.1.    The accounting year of the Company shall begin on the first of January of each year and end on the thirty-first December of the same year.
14.2.    Each year, with reference to the end of the Company's year, the board of managers must prepare the balance sheet and the profit and loss accounts of the Company as well as an inventory including an indication of the value of the Company's assets and liabilities, with an annex summarising all the Company's commitments and the debts of the managers, the statutory auditor(s) (if any) and shareholders towards the Company.
14.3.    Each shareholder may inspect the above inventory and balance sheet at the Company's registered office.
Art. 15. Allocation of Profits.
15.1.    The gross profits of the Company stated in the annual accounts, after deduction of general expenses, amortisation and expenses represent the net profit. An amount equal to five per cent (5%) of the net profits of the Company is allocated to the statutory reserve, until this reserve amounts to ten per cent (10%) of the Company's nominal share capital.
15.2.    The general meeting of shareholders has discretionary power to dispose of the surplus. It may in particular allocate such profit to the payment of a dividend or transfer it to the reserve or carry it forward.

15.3.	Interim dividends may be distributed, at any time, under the following conditions:
(i)a statement of accounts or an inventory or report is established by the manager or the board of managers of the Company;
(ii)this statement of accounts, inventory or report shows that sufficient funds are available for distribution; it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year, increased by carried forward profits and distributable reserves but decreased by carried forward losses and sums to be allocated to the statutory reserve;
(iii)the decision to pay interim dividends is taken by the single shareholder or the general meeting of shareholders of the Company;
(iv)assurance has been obtained that the rights of the creditors of the Company are not threatened.

VI.	Dissolution - Liquidation
16.1.    In the event of a dissolution of the Company, the liquidation will be carried out by one or several liquidators, who do not need to be shareholders, appointed by a resolution of the single shareholder or the general meeting of shareholders which will determine their powers and remuneration. Unless otherwise provided for in the resolution of the shareholder(s) or by law, the liquidators shall be invested with the broadest powers for the realisation of the assets and payments of the liabilities of the Company.
16.2.    The surplus resulting from the realisation of the assets and the payment of the liabilities of the Company shall be paid to the shareholder or, in the case of a plurality of shareholders, the shareholders in proportion to the shares held by each shareholder in the Company.
VI. General provision
17.Reference is made to the provisions of the Law for all matters for which no specific provision is made in these Articles.

Suit la traduction fram;;aise du texte qui precede:

I.	Denomination - Siege social • Objet social - Duree
Art. 1°'. Denomination. II est etabli une societe a responsabilite limitee sous la denomination
«BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) Ill S.a.r.I.» (la Societe), qui sera regie par les lois du Luxembourg, en particulier par la loi du 10 aoOt 1915 concernant les societes commerciales, telle que modifiee (la Loi) et par les presents statuts (les Statuts).
Art. 2. Siege social.
2.1.    Le siege social est etabli dans la municipalite de Schuttrange, Grand-Duche de Luxembourg. II peut etre transfere dans les limites de la commune de Luxembourg par simple decision du gerant, ou en cas de pluralite de gerants, du conseil de gerance. II peut etre transfere en tout autre endroit du Grand-Duche de Luxembourg par resolution de l'associe unique ou de l'assemblee generale des associes deliberant comme en matiere de modification des Statuts.
2.2.    II peut etre cree par simple decision du conseil de gerance des succursales, filiales ou bureaux tant au Grand-Duche de Luxembourg qu'a l'etranger. Lorsque le conseil de gerance estime que des evenements extraordinaires d'ordre politique, economique ou social de nature a compromettre l'activite normale au siege social ou la communication aisee entre le siege social et l'etranger se produiront ou seront imminents, le siege social pourra etre transfere provisoirement a l'etranger, jusqu'a cessation complete de ces circonstances anormales. Celle mesure provisoire n'aura toutefois aucun effet sur la nationalite de la Societe qui restera une societe luxembourgeoise.
Art. 3. Objet social.
3.1 La Societe a pour objet social (i) !'acquisition, la detention et la cession, sous quelque forme que ce soit et par taus moyens, par voie directe ou indirecte, de participations, droits, interets et engagements dans des societes luxembourgeoises ou etrangeres, (ii) !'acquisition par achat, souscription ou de toute autre maniere, ainsi que !'alienation par vente, echange or de toute autre maniere de titres, obligations, creances, billets et autres valeurs ou instruments financiers de toutes especes (notamment d'obligations ou de parts emises par des fonds commun de placement luxembourgeois ou par des fonds etrangers, ou tout autre organisme similaire), de prets ou toute autre facilite de credit, ainsi que des contrats portant sur les titres precites ou y relatifs et (iii) la possession, !'administration, le developpement et la gestion d'un portefeuille d'actifs (compose notamment d'actifs tels que ceux definis dans les paragraphes (i) et (ii) ci dessus).
3.2 La Societe peut accomplir toutes transactions (i) directement ou indirectement liees a son objet ou qui peuvent etre utiles a l'accomplissement de son objet et (ii) relatives, directement ou indirectement, a !'acquisition de participations dans toutes societes ou entreprises sous quelque forme que ce soil et !'administration, la gestion, le contr61e et le developpement de ces participations.
3.3 La Societe pourra emprunter sous quelque forme que ce soil sauf par voie d'offre publique. Elle peut proceder, uniquement par voie de placement prive, a !'emission de parts sociales et obligations et d'autres titres representatifs d'emprunts et/ou de creances. La Societe pourra preter des fonds, en ce compris, sans limitation, ceux resultant des emprunts et/ou des emissions d'obligations ou de valeurs, a ses filiales, societes affiliees et!ou a toute autre societe. La Societe pourra aussi donner des garanties et nantir, transferer, grever, ou creer de toute autre maniere et accorder des sOretes sur toutes ou partie de ses actifs afin de garantir ses propres obligations et engagements et/ou obligations et engagements de toute autre societe, et, de maniere generale, en sa faveur et/ou en faveur de toute autre societe ou personne.
3.4 La Societe pourra accomplir a Luxembourg OU a l'etranger, toutes operations et faire taus investissements qu'elle considere necessaire ou utile pour realiser son objet social, lorsque ces operations ou investissements sont permis par la loi luxembourgeoise sur les societes.

Art. 4. Duree.
4.1    La Societe est constituee pour une duree illimitee.
4.2    La Societe ne sera pas dissoute par suite du deces, de !'interdiction, de l'incapacite, de l'insolvabilite, de la faillite ou de tout autre evenement similaire affectant un ou plusieurs associes.

II.	Capital - Parts sociales
Art. 5. Capital.
5.1.    Le capital social souscrit est fixe a cinq cent quarante-six millions six cent vingt-sept mille cinq cent quatre-vingt-quatorze dollars americains (USD 546.627.594), represente par cinq cent quarante-six millions six cent vingt-sept mille cinq cent quatre-vingt-quatorze (546.627.594) parts sociales ayant une valeur nominale de un dollar americain (USD 1) chacune.
5.2.    Le capital social de la Societe pourra etre augmente ou reduit en une seule ou plusieurs fois par resolution de l'associe unique ou de l'assemblee generale des associes deliberant comme en matiere de modification des Statuts.
Art. 6. Parts sociales.
6.1.    Chaque part sociale donne droit a une fraction des actifs et benefices de la Societe en proportion directe avec le nombre des parts sociales existantes.
6.2.    Envers la Societe, les parts sociales sont indivisibles, de sorte qu'un seul proprietaire par part sociale est admis. Les coproprietaires indivis doivent designer une seule personne qui les represente aupres de la Societe.
6.3. Les parts sociales sont librement transmissibles entre associes et, en cas d'associe unique, a des tiers.
En cas de pluralite d'associes, la cession de parts sociales a des non-associes n'est possible qu'avec l'agrement donne en assemblee generale des associes representant au moins les trois quarts du capital social.
La cession de parts sociales n'est opposable a la Societe ou aux tiers qu'apres qu'elle ait ete notifiee a la Societe ou acceptee par elle en conformite avec les dispositions de !'article 1690 du code civil.
Pour toutes autres questions, ii est fait reference aux dispositions des articles 189 et 190 de la Loi.
6.4.    Un registre des associes sera tenu au siege social de la Societe conformement aux dispositions de la Loi ou ii pourra etre consulte par chaque associe.
6.5.    La Societe peut proceder au rachat de ses propres parts sociales dans les limites et aux conditions prevues par la Loi.

Ill. Gestion - Representation

Art. 7. Conseil de gerance.

7.1    La Societe est geree par un conseil de gerance compose d'au moins un gerant de classe A et d'au mains un gerant de classe B. Les gerants sont nommes et designes comme gerant de classe A ou gerant de classe B par resolution de l'assemblee generale des associes laquelle fixera la duree de leur mandat. Les gerants ne sont pas necessairement des associes.
7.2    Les gerants sont revocables ad nutum en tout temps (sans raison). Art. 8. Pouvoirs du conseil de gerance.

8.1.	Tous les pouvoirs non expressement reserves a l'assemblee generale des associes par la
Loi ou les presents Statuts seront de la competence du conseil de gerance qui aura taus pouvoirs pour effectuer et approuver tous actes et operations conformes a l'objet social.

8.2.	Des pouvoirs speciaux et limites pour des !aches specifiques peuvent etre delegues a un OU plusieurs agents, associes ou non, par le conseil de gerance.

Art. 9. Procedure.
9.1.1. Le conseil de gerance se reunira aussi souvent que l'interet de la Societe l'exige ou sur convocation d'un des gerants au lieu indique dans l'avis de convocation.
9.2.    II sera donne a tous !es gerants un avis ecrit de toute reunion du conseil de gerance au moins 24 (vingt-quatre) heures avant la date prevue pour la reunion, sauf en cas d'urgence, auquel cas la nature (et les motifs) de cette urgence seront mentionnes brievement dans l'avis de convocation de la reunion du conseil de gerance.
9.3.    La reunion peut etre valablement tenue sans convocation prealable si tous les gerants de la Societe sont presents ou representes !ors de la reunion et declarent chacun avoir ete dOment informes de la reunion et de son ordre du jour. II peut aussi etre renonce a la convocation avec
!'accord de chaque gerant de la Societe donne par ecrit soil en original, soil par telegramme, telex, telefax ou courrier electronique.
9.4.    Tout gerant pourra se faire representer aux reunions du conseil de gerance en designant par ecrit un autre gerant comme son mandataire.
9.5.    Le conseil de gerance ne pourra deliberer et agir valablement que si la majorite de ses membres est presente ou representee, en ce compris au moins un gerant de classe A et au moins un gerant de classe B. Les decisions du conseil de gerance ne sont prises valablement qu'a la majorite des voix et a la condition qu'au moins un gerant de classe A et au moins un gerant de classe B aient marque leur accord. Les proces-verbaux des reunions du conseil de gerance seront signes par tous !es gerants presents ou representes a la reunion.
9.6.    Tout gerant peut participer a la reunion du conseil de gerance par telephone ou video conference ou par tout autre moyen de communication similaire, ayant pour effet que toutes !es personnes participant a la reunion peuvent s'entendre et se parler. La participation a la reunion par un de ces moyens equivaut a une participation en personne a la reunion.
9.7.    En cas d'urgence, les resolutions circulaires signees par tous !es gerants seront considerees comme etant valablement adoptees comme si une reunion du conseil de gerance dOment convoquee avail ete tenue. Les signatures des gerants peuvent etre apposees sur un document unique ou sur plusieurs copies d'une resolution identique, envoyees par lettre ou telefax.
Art. 10. Representation. La Societe sera engagee, en toutes circonstances, vis-a-vis des tiers par les signatures conjointes de deux gerants, don! l'un doit etre un gerant de classe A, et l'autre, un gerant de classe B de la Societe, ou, le cas echeant, par !es signatures individuelle ou conjointes de toutes personnes a qui de tels pouvoirs de signature ont ete valablement delegues conformement a !'article 8.2. des Statuts.
Art. 11. Responsabilites des gerants. Les gerants ne contractent a raison de leur fonction aucune obligation personnelle relativement aux engagements regulierement pris par eux au nom de la Societe, dans la mesure ou ces engagements sont pris en conformite avec les Statuts et les dispositions de la Loi.
IV.Assemblee generale des associes Art. 12. Pouvoirs et droits de vote.
12.1.    L'associe unique exerce tous les pouvoirs qui sont attribues par la Loi a l'assemblee generale des associes.
12.2.    Chaque associe possede des droits de vote proportionnels au nombre de parts sociales detenues par lui.
12.3.    Tout associe pourra se faire representer aux assemblees generales des associes de la Societe en designant par ecrit, soilpar lettre, telegramme, telex, telefax ou courrier electronique une autre personne comme mandataire.

Art. 13. Forme - Quorum - Majorite.
13.1.    Lorsque le nombre d'associes n'excede pas vingt-cinq associes, Jes decisions des associes pourront etre prises par resolution circulaire dont le texte sera envoye a chaque associe par ecrit, soilen original, soit par telegramme, telex, telefax ou courrier electronique. Les associes exprimeront leur vote en signant la resolution circulaire. Les signatures des associes apparaitront sur un document unique ou sur plusieurs copies d'une resolution identique, envoyees par lettre ou telefax.
13.2.    Les decisions collectives ne sont valablement prises (sous reserve de !'article 13.3) que pour autant qu'elles soient adoptees par des associes detenant plus de la moitie du capital social.
13.3.    Toutefois, les resolutions prises pour la modification des Statuts ou pour la dissolution et la liquidation de la Societe seront prises a la majorite des voix des associes representant au mains les trois quarts du capital social de la Societe.
V.Comptes annuels - Affectation des benefices Art. 14. Exercice social.
14.1.    L'exercice social commence le premier janvier de chaque annee et se !ermine le trente et un decembre de la meme annee.
14.2.    Chaque annee, a la fin de l'exercice social de la Societe le conseil de gerance, doit preparer le bilan et les comptes de profits et pertes de la Societe, ainsi qu'un inventaire comprenant !'indication des valeurs actives et passives de la Societe, avec une annexe resumant taus les engagements de la Societe et les dettes des gerants, commissaire(s) aux comptes (si tel est le cas), et associes envers la Societe.
14.3.    Tout associe peut prendre connaissance de l'inventaire et du bilan au siege social de la Societe.
Art. 15. Affectation des benefices.
15.1.    Les profits bruts de la Societe repris dans les comptes annuels, apres deduction des frais generaux, amortissements et charges constituent le benefice net. II sera preleve cinq pour cent (5%) sur le benefice net annuel de la Societe qui sera affecte a la reserve legale jusqu'a ce que cette reserve atteigne dix pour cent (10%) du capital social de la Societe.
15.2.    L'assemblee generale des associes decidera discretionnairement de !'affectation du solde restant du benefice net annuel. Elle pourra en particulier attribuer ce benefice au paiement d'un dividende, !'affecter a la reserve ou le reporter.
15.3.    Des dividendes interimaires pourront etre distribues a tout moment dans Jes conditions suivantes:
(i)un etat comptable ou un inventaire ou un rapport est dresse par le gerant ou le conseil de gerance de la Societe;
(ii)ii ressort de eel etat comptable, inventaire ou rapport que des fonds suffisants sont disponibles pour la distribution, etant entendu que le montant a distribuer ne peut exceder les benefices realises depuis la fin du dernier exercice social, augmente des benefices reportes et des reserves distribuables mais diminue des pertes repartees et des sommes a allouer a la reserve legale;
(iii)la decision de payer les dividendes interimaires est prise par l'associe unique ou l'assemblee generale des associes de la Societe;
(iv)le paiement est fail des lors qu'il est etabli que Jes droits des creanciers de la Societe ne sont pas menaces.

VI.	Dissolution - Liquidation
16.1.    En cas de dissolution de la Societe, la liquidation sera assuree par un ou plusieurs liquidateurs, associes ou non, nommes par resolution de l'associe unique ou de l'assemblee generale des associes qui fixera leurs pouvoirs et remuneration. Sauf disposition contraire prevue dans la resolution du (ou des) gerant(s) ou par la loi, les liquidateurs seront investis des pouvoirs les plus etendus pour la realisation des actifs et le paiement des dettes de la Societe.
16.2.    Le boni de liquidation resultant de la realisation des actifs et apres paiement des dettes de la Societe sera attribue a l'associe unique, ou en cas de pluralite d'associes, aux associes proportionnellement au nombre de parts sociales detenues par chacun d'eux dans la Societe.
VI. Disposition generale
17. Pour tout ce qui ne fail pas l'objet d'une disposition specifique par les presents Statuts, ii est fait reference a la Loi.

POUR STATUTS COORDONNES Carlo WERSANDT.
Notaire a Luxembourg.
Luxembourg, ie 25 fevrier 2014.

En cas de divergence entre le texte anglais et le texte francais, le texte anglais fera foi.